Exhibit 99.1

Contact:  Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
 678-518-3278

Neenah Reports 2018 Fourth Quarter and Full Year Results
Fourth Quarter E.P.S. of $0.76 (Adjusted E.P.S. of $0.53)

ALPHARETTA, GEORGIA — February 12, 2019 — Neenah, Inc. (NYSE:NP) today reported 2018 fourth quarter and full-year results.

Fourth Quarter Highlights

•	Revenues of $240.9 million decreased 1 percent versus the fourth quarter of 2017.

•	Earnings per diluted share of $0.76 decreased from $1.10 in the fourth quarter of 2017, while adjusted earnings per share of $0.53 compared with $1.06 in the prior year.

•	Cash generated from operations of $29.0 million increased from $18.4 million in the prior year.

•	The Company’s manufacturing facility in Brattleboro, Vermont was sold on December 31, 2018 for a cash price of $5 million.

•	The Company’s U.S. revolving credit facility was amended and extended, providing additional capacity, lower rates and added flexibility.

•
Quarterly cash dividends paid of $0.41 per share were 11 percent higher than the prior year period. A ninth consecutive double-digit dividend increase was announced for payments beginning in March 2019.

 Full Year Highlights

•
Revenues of $1,034.9 million increased 6 percent versus 2017 and topped one billion dollars for the first time. A 13 percent increase in Technical Products sales was partly offset by 2 percent decline in Fine Paper & Packaging sales.

•
Earnings per diluted share of $2.17 declined compared with earnings of $4.68 per share in 2017. In 2018, earnings included $1.37 per share of expense related to the impairment loss and subsequent sale of the Brattleboro facility. Adjusted earnings per share of $3.50 in 2018 compared with $4.32 per share in 2017.

•
Key strategic activities completed in 2018 included the continued ramp up of U.S. transportation filtration operations, integration and synergies from the November 2017 Coldenhove acquisition, and sale of the Brattleboro facility.

•	Cash returns to shareholders through dividends and share repurchases increased 12 percent to $38.6 million.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Fourth quarter results were challenged by the largest quarterly input cost increase of the year and lower seasonal demand that was compounded by growing global economic uncertainty. As a result, our teams continue to combine significant pricing initiatives and aggressive cost management to restore margins,” said John O’Donnell, Chief Executive Officer. “In 2019, we will benefit from these actions, as well as from our recent footprint rationalization in Fine Paper, continued filtration expansion in the U.S. and planned growth in targeted niche markets. Our commitment towards executing on proven capital deployment priorities in ways that add value for our shareholders remains unwavering, and we’ll do this while maintaining our strong balance sheet.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $240.9 million in the fourth quarter of 2018 decreased 1 percent compared with $244.0 million in the prior year. A 3 percent increase in Technical Products revenues, resulting from an improved mix of products sold and higher prices was more than offset by a 5 percent decline in Fine Paper & Packaging sales, primarily due to lower shipments, and a 1 percent unfavorable impact due to currency.

Selling, general and administrative (SG&A) expense of $20.3 million in the fourth quarter of 2018 decreased $4.6 million compared with 2017 as a result of reduced incentive accruals and lower spending.

Operating income of $17.8 million in 2018 decreased 7 percent compared with $19.1 million in the fourth quarter of 2017. Operating income in 2018 included favorable items totaling $4.1 million, primarily related to adjustments to the impairment loss of the Brattleboro facility based on terms of the sale. In 2017, operating income included costs of $1.0 million for integration and restructuring, and a pension settlement charge. Excluding these items, operating income of $13.7 million in 2018 decreased 32 percent compared with $20.1 million in 2017. The decline resulted primarily from more than $11.0 million of higher input costs in the quarter that were only partly offset by increased selling prices and lower SG&A expense.

Net interest expense of $3.2 million in the fourth quarter of 2018 was unchanged from the prior period, as lower debt levels were offset by slightly higher interest rates on short-term borrowings.

The effective tax rate in the fourth quarter of 2018 was 12 percent compared to a rate of negative 19 percent in the fourth quarter of 2017. In 2018, the rate reflected a lower U.S. statutory tax rate resulting from the Tax Cuts and Jobs Act of 2017
(“TCJA”) and an additional reduction in tax expense due to remeasurement of Neenah Coldenhove’s deferred tax liabilities following a recently enacted reduction in tax rates for the Netherlands. In 2017, the negative tax rate resulted primarily from the remeasurement of U.S. deferred tax liabilities following enactment of the TCJA. On an ongoing basis, the Company’s average effective tax rate is expected to be approximately 22 percent.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2018 was $29.0 million compared with $18.4 million in the fourth quarter of 2017. The increased cash generation in 2018 resulted from a reduced investment in working capital and from the timing of contributions to pension plans that offset lower cash from earnings. Capital spending of $10.0 million in the fourth quarter of 2018 was below $15.5 million in the prior year.

Debt as of December 31, 2018 was $239.1 million and was down from $249.6 million at September 30, 2018 and $255.5 million on December 31, 2017. Cash and cash equivalents as of December 31, 2018 were $9.9 million, up from $7.4 million at September 30 and $4.5 million as of December 31, 2017. Net cash generated during the fourth quarter of 2018 was used to reduce debt, increase cash, and return cash to shareholders through $7.0 million of dividend payments and $4.5 million of share repurchases.

Quarterly Segment Results

Technical Products net sales of $130.2 million in the fourth quarter of 2018 increased 3 percent compared with prior year sales of $127.0 million. Revenues increased as a higher value mix and increased selling prices more than offset unfavorable currency effects and flat volumes. The favorable sales mix reflected a higher proportion of sales of specialty grades, including image transfer, security and certain transportation filtration grades, that helped offset lower volumes in backings and other industrial grades.

Operating income of $6.7 million in the fourth quarter of 2018 decreased from prior year income of $11.2 million as a result of more than $5.0 million of higher input costs and $3.0 million of other manufacturing cost increases that were only partly offset by higher selling prices and a more profitable mix. Other manufacturing cost increases were largely in Germany, where we incurred incremental downtime for planned capital and maintenance work and to balance capacity with quarterly demand. Income in 2018 included a net benefit of $0.6 million mostly for acquisition-related adjustments. There were no adjusting items in 2017.

Fine Paper & Packaging net sales of $105.9 million in the fourth quarter of 2018 was 5 percent lower when compared with prior year sales of $112.0 million. Volume declines in commercial print products, weaker packaging performance, and a less favorable sales mix were only partly offset by higher selling prices and increased consumer sales.

Operating income of $14.1 million in the fourth quarter of 2018 increased slightly from $13.9 million in 2017. Income in 2018 included a $3.1 million benefit, primarily for an adjustment to the Brattleboro impairment loss. There were no adjusting items in 2017. Excluding these items, adjusted operating income of $11.0 million in the fourth quarter of 2018 decreased from $13.9 million in 2017 due to higher input costs and reduced sales volumes that were only partly offset by higher selling prices and improved operational efficiencies.

Other net sales of $4.8 million in 2018 were in line with the prior year. Operating income of $0.4 million in 2018 compared with a loss of $0.5 million in the prior year. Excluding a benefit from adjustments to the Brattleboro impairment loss in 2018, adjusted operating losses modestly improved from $0.5 million in 2017 to $0.3 million in 2018.

Unallocated corporate costs in the fourth quarter of 2018 were $3.4 million compared with $5.5 million in 2017. Unallocated corporate costs included a restructuring cost of $0.3 million in 2018 and a combined $1.0 million in 2017 for costs of restructuring, integration and pension/SERP settlements. Excluding these items, unallocated corporate costs decreased by $1.4 million, primarily due to lower incentive accruals and other spending reductions.

Full Year 2018 Consolidated Results

Consolidated net sales of $1,034.9 million in 2018 were 6 percent higher than the prior year. The increase resulted from higher Technical Products volumes (including volumes from the November 2017 Coldenhove Acquisition), increased selling prices in both segments, and a higher value mix and favorable currency effects in Technical Products. These items more than offset lower Fine Paper and Packaging volumes.

Consolidated operating income of $54.1 million in 2018 decreased from $104.3 million in the prior year. Income in 2018 included a $31.1 million impairment loss related to the sale of the Brattleboro mill and associated research and office facilities.
Excluding this and other adjusting items noted on the non-GAAP reconciliation table, adjusted operating income of $84.8 million decreased $18.2 million compared with 2017. The decline was primarily due to higher manufacturing costs, including more than $35 million of increased input and distribution costs, that were only partly offset by increased selling prices in both segments, and by volume growth, a higher value mix and favorable currency effects in Technical Products.

Income from continuing operations of $37.2 million in 2018 decreased $43.1 million compared with $80.3 million in 2017. After excluding adjusting items noted on the non-GAAP reconciliation table, adjusted income from continuing operations decreased $14.3 million in 2018 due mostly to lower operating income. The effective tax rates in 2018 and 2017 were comparable, as income tax expense in 2017 benefited from the re-measurement of net U.S. deferred tax liabilities at the lower tax rate, while 2018 income tax expense benefited from application of the new lower federal tax rate.

Earnings per diluted share of $2.17 in 2018 compared with $4.68 in 2017. After excluding items noted in the GAAP reconciliation table, 2018 adjusted earnings per share of $3.50 decreased 19 percent compared to $4.32 in 2017.

Cash provided by operating activities of $92.7 million for 2018 was $7.3 million lower than $100.0 million in the prior year.  The reduction in cash flow resulted from lower operating income and accelerated pension plan contributions to optimize tax benefits under the 2017 TCJA. These were partly offset by increased cash flow due to a reduced investment in working capital in 2018.

Capital spending of $38.1 million was almost $5.0 million lower compared with $42.7 million in 2017. Spending in both years remained near the middle of the targeted range of 3 to 5 percent of net sales.

Discontinued Operations

The Company recorded a cost of $0.8 million in the third quarter of 2018 related to final adjustments to the sale price of its Lahnstein operation in Germany that was sold in October 2015. There were no other items related to discontinued operations in 2017 or 2018.

2019 Outlook

As a result of the following, year on year earnings growth is expected to be skewed to the second half of 2019:

•	Continued ramp up of U.S. transportation filtration capacity through the year will contribute to both top and bottom line growth.

•
While declining from recent peaks, input costs are still expected to be $10 - $15 million higher in 2019 and the first half of the year will see the largest year on year comparative impact. Pricing initiatives are expected to offset these incremental increases as well as a majority of unrecovered input cost increases from 2018.

•
The euro on average is expected to be slightly weaker than the US dollar in 2019 compared with 2018, however comparisons in the first half of the year will be more unfavorable when the euro could be 5 to 10 cents weaker. A weaker euro unfavorably impacts results, with each five cent change reducing quarterly sales by approximately $2.5 million, pre-tax income by approximately $0.5 million, and earnings per share by approximately $0.025.

Expectations for other selected items are as follows:

•
Following the divestiture of Brattleboro, consolidated net sales in 2019 will decrease by approximately $30 million and the Other segment will no longer be reported. Consequently, approximately $24 million of FPP sales and $6 million of Other sales will decline, with the remaining $16 million of Other segment sales reclassified into Technical Products.

•
Without Brattleboro, consolidated operating income will improve by approximately $5 million annually, mostly in Fine Paper & Packaging. Over $1 million of savings related to lower depreciation was realized in the second half of 2018.

•	The 2019 effective book tax rate is expected to average approximately 22 percent, in line with 2018 guidance.

•	Capital spending is anticipated to remain in the middle of the targeted range of 3 to 5 percent of net sales.

•
Quarterly dividends will increase 10 percent to $0.45 per share effective with the March 2019 payment. In addition, the Company may continue to opportunistically repurchase shares under an approved $25 million 2019 repurchase plan.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations ($ Millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP Operating Income	$17.8	$19.1	$54.1	$104.3
Impairment loss	(2.9)	—	31.1	—
Restructuring, integration and other costs	(0.4)	0.4	2.1	1.3
Pension settlement and other costs	—	0.6	1.8	0.6
Acquisition-related adjustments	(0.8)	—	(3.9)	—
Insurance settlement	—	—	(0.4)	(3.2)
Total adjustments	(4.1)	1.0	30.7	(1.3)
Adjusted operating income	$13.7	$20.1	$84.8	$103.0

GAAP Income	$12.9	$18.9	$37.2	$80.3
Impairment loss	(2.1)	—	23.3	—
Restructuring, integration and other costs	(0.3)	0.3	1.6	0.9
Pension settlement and other costs	—	0.4	1.4	0.4
Acquisition-related adjustments	(0.8)	—	(3.5)	—
Insurance settlement	—	—	(0.3)	(2.0)
Tax adjustments	(0.7)	(1.3)	0.2	(5.4)
Total adjustments	(3.9)	(0.6)	22.7	(6.1)
Adjusted Income	$9.0	$18.3	$59.9	$74.2

GAAP Earnings per Diluted Common Share	$0.76	$1.10	$2.17	$4.68
Impairment loss	(0.12)	—	1.37	—
Restructuring, integration and other costs	(0.01)	0.02	0.10	0.06
Pension settlement and other costs	—	0.02	0.08	0.02
Acquisition-related adjustments	(0.06)	—	(0.21)	—
Insurance settlement	—	—	(0.02)	(0.12)
Tax adjustments	(0.04)	(0.08)	0.01	(0.32)
Total adjustments	(0.23)	(0.04)	1.33	(0.36)
Adjusted diluted EPS	$0.53	$1.06	$3.50	$4.32

Diluted Shares	16,944	17,031	16,968	17,052

Conference Call

A conference call and webcast to discuss fourth quarter and full year earnings and other matters of interest will be held as noted below.

Date: Tuesday, February 12, 2019
Time: 2:00 p.m. Eastern Time
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Presentations & Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations - Presentations & Events section of the company’s web site, www.neenah.com.

An archive of the webcast will be available on the company's web site until March 12, 2019. A replay of the call will be available until February 19, 2019 with dial-in number in the U.S. is (877) 344-7529, Canada (855) 669-9658, and international (412) 317-0088, using conference ID 10127955.

About Neenah, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Sales	$240.9	$244.0	$1,034.9	$979.9
Cost of products sold	206.3	199.0	851.5	779.7
Gross Profit	34.6	45.0	183.4	200.2
Selling, general and administrative expenses	20.3	24.9	95.9	95.3
Impairment loss	(2.9)	—	31.1	—
Restructuring, integration, and other costs	(0.4)	0.4	2.1	1.3
Pension & SERP settlement charges	—	0.6	1.8	0.6
Acquisition-related adjustments	(0.8)	—	(3.9)	—
Insurance settlement	—	—	(0.4)	(3.2)
Other expense - net	0.6	—	2.7	1.9
Operating Income	17.8	19.1	54.1	104.3
Interest expense - net	3.2	3.2	13.0	12.6
Income From Continuing Operations Before Income Taxes	14.6	15.9	41.1	91.7
Provision (benefit) for income taxes	1.7	(3.0)	3.9	11.4
Income From Continuing Operations	12.9	18.9	37.2	80.3
Loss from discontinued operations, net of income taxes	—	—	(0.8)	—
Net Income	$12.9	$18.9	$36.4	$80.3

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.77	$1.11	$2.20	$4.74
Discontinued Operations	—	—	(0.05)	—
Basic	$0.77	$1.11	$2.15	$4.74
Diluted
Continuing Operations	$0.76	$1.10	$2.17	$4.68
Discontinued Operations	—	—	(0.05)	—
Diluted	$0.76	$1.10	$2.12	$4.68

Weighted Average Common
Shares Outstanding (000s)
Basic	16,863	16,844	16,850	16,805
Diluted	16,944	17,031	16,968	17,052

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Sales:
Technical Products	$130.2	$127.0	$567.6	$502.1
Fine Paper and Packaging	105.9	112.0	445.8	455.3
Other	4.8	5.0	21.5	22.5
Consolidated	$240.9	$244.0	$1,034.9	$979.9

Operating Income (Loss):
Technical Products	$6.7	$11.2	$50.9	$55.3
Fine Paper and Packaging	14.1	13.9	29.4	69.5
Other	0.4	(0.5)	(6.4)	(0.4)
Unallocated corporate costs	(3.4)	(5.5)	(19.8)	(20.1)
Consolidated	$17.8	$19.1	$54.1	$104.3

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Technical Products
GAAP Operating Income	$6.7	$11.2	$50.9	$55.3
Impairment loss	—	—	1.1	—
Restructuring and integration costs	0.2	—	1.0	—
Pension settlement and other costs	—	—	0.4	—
Acquisition-related adjustments	(0.8)	—	(3.9)	—
Adjusted operating income	$6.1	$11.2	$49.5	$55.3

Fine Paper and Packaging
GAAP Operating Income	$14.1	$13.9	$29.4	$69.5
Impairment loss	(2.3)	—	24.4	—
Restructuring costs	(0.8)	—	(0.2)	—
Pension settlement and other costs	—	—	0.4	—
Insurance settlement	—	—	(0.3)	(2.9)
Adjusted operating income	$11.0	$13.9	$53.7	$66.6

Other/Unallocated Corporate
GAAP Operating Income	$(3.0)	$(6.0)	$(26.2)	$(20.5)
Impairment loss	(0.6)	—	5.6	—
Restructuring, integration and other costs	0.2	0.4	1.3	1.3
Pension settlement and other costs	—	0.6	1.0	0.6
Insurance settlement	—	—	(0.1)	(0.3)
Adjusted operating income	$(3.4)	$(5.0)	$(18.4)	$(18.9)

Consolidated
GAAP Operating Income	$17.8	$19.1	$54.1	$104.3
Impairment loss	(2.9)	—	31.1	—
Restructuring, integration and other costs	(0.4)	0.4	2.1	1.3
Pension settlement and other costs	—	0.6	1.8	0.6
Acquisition-related adjustments	(0.8)	—	(3.9)	—
Insurance settlement	—	—	(0.4)	(3.2)
Adjusted operating income	$13.7	$20.1	$84.8	$103.0

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$9.9	$4.5
Accounts receivable, net	114.8	115.7
Inventories	131.6	143.5
Prepaid and other current assets	21.6	21.5
Total current assets	277.9	285.2
Property, Plant and Equipment — net	396.2	425.2
Deferred Income Taxes	16.4	10.1
Goodwill and other intangibles - net	154.7	164.0
Other non-current assets	16.0	19.9
Total assets	$861.2	$904.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$2.3	$1.4
Accounts payable	63.3	65.7
Accrued expenses	55.2	57.5
Total current liabilities	120.8	124.6
Long-Term Debt	236.8	254.1
Deferred Income Taxes	14.4	15.0
Noncurrent Employee Benefits	92.9	100.3
Other Noncurrent Obligations	6.1	10.5
Total liabilities	471.0	504.5
Stockholders’ equity	390.2	399.9
Total liabilities and stockholders’ equity	$861.2	$904.4

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Year Ended December 31,
	2018	2017
Operating Activities
Net income	$36.4	$80.3
Depreciation and amortization	36.1	33.3
Stock-based compensation	4.0	6.4
Deferred income tax provision	(1.9)	(0.2)
Impairment loss	31.1	—
Pension settlement charge, net of plan payments	1.8	0.6
Loss on asset dispositions	0.3	0.2
Non-cash effects of changes in liabilities for uncertain income tax positions	0.1	(0.1)
Net cash used in changes in operating working capital, net of effect of acquisitions	(1.0)	(11.8)
Pension and other post-employment benefits	(12.3)	(8.0)
Other	(1.9)	(0.7)
Cash provided by operating activities	92.7	100.0

Investing Activities
Capital expenditures	(38.1)	(42.7)
Proceeds from sale of property, plant and equipment	5.0	—
Asset acquisition	—	(8.0)
Acquisitions	—	(43.1)
Other	(1.2)	(1.2)
Cash used in investing activities	(34.3)	(95.0)

Financing Activities
Net increase (decrease) in debt	(12.8)	30.4
Debt issuance costs	(1.8)	(0.3)
Proceeds from exercise of stock options	0.6	0.4
Cash dividends paid	(27.8)	(25.1)
Shares purchased	(10.8)	(9.3)
Other	—	0.1
Cash used in financing activities	(52.6)	(3.8)
Effect of exchange rates on cash and cash equivalents	(0.4)	0.2
Increase in cash and cash equivalents	5.4	1.4
Cash and cash equivalents, beginning of year	4.5	3.1
Cash and cash equivalents, end of year	$9.9	$4.5